Exhibit 99.1

URBAN OUTFITTERS, INC.

Second Quarter Results

Philadelphia, PA – August 23, 2022

For Immediate Release	Contact:	Oona McCullough
Executive Director of Investor Relations
(215) 454-4806

URBN Reports Q2 Sales and Earnings

PHILADELPHIA, PA, August 23, 2022 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of the Anthropologie, BHLDN, Free People, FP Movement, Terrain, Urban Outfitters, Nuuly and Menus & Venues brands, today announced net income of $59 million and earnings per diluted share of $0.64 for the three months ended July 31, 2022. For the six months ended July 31, 2022, net income was $91 million and earnings per diluted share were $0.96.

Total Company net sales for the three months ended July 31, 2022, increased 2.2% over the same period last year to a record $1.18 billion. Total Retail segment net sales increased 1%, with comparable Retail segment net sales also increasing 1%. The increase in Retail segment comparable net sales was driven by low single-digit positive digital channel sales, while retail store sales were flat. By brand, comparable Retail segment net sales increased 8% at the Free People Group and 7% at the Anthropologie Group and decreased 9% at Urban Outfitters. Wholesale segment net sales increased 1%, driven by a 4% increase in Free People Group wholesale sales, partially offset by a decline in Urban Outfitters wholesale sales. Nuuly segment net sales increased by $18.8 million driven by a significant increase in our subscribers.

For the six months ended July 31, 2022, total Company net sales increased 7.2% compared to the same period last year. Total Retail segment net sales increased 6%, with comparable Retail segment net sales increasing 5%. The relative proportion of Retail segment sales attributable to store and digital channels changed significantly due in large part to the temporary store closures and occupancy restrictions in the United States, Europe and Canada in the first half of the prior year due to the COVID-19 pandemic. With those restrictions not present in the first half of the current year, Retail segment comparable sales increased due to double-digit growth in retail store sales due to increased store traffic, partially offset by low single-digit negative digital channel sales. By brand, comparable Retail segment net sales increased 12% at the Anthropologie Group and 11% at the Free People Group and decreased 4% at Urban Outfitters. Wholesale segment net sales increased 3%, driven by a 6% increase in Free People Group wholesale sales, partially offset by a decline in Urban Outfitters wholesale sales. Nuuly segment net sales increased by $33.9 million driven by a significant increase in our subscribers.

“We are pleased to announce record Q2 sales fueled by strong ‘comps’ at the Anthropologie and Free People brands,” said Richard A. Hayne, Chief Executive Officer.

Net sales by brand and segment for the three and six-month periods were as follows:

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2022	2021	2022	2021
Net sales by brand
Anthropologie Group	$479,228	$450,593	$898,905	$804,160
Urban Outfitters	396,449	441,616	754,151	791,297
Free People Group	271,403	249,708	517,161	462,459
Nuuly	28,776	9,939	51,625	17,759
Menus & Venues	7,532	5,869	13,480	9,465
Total Company	$1,183,388	$1,157,725	$2,235,322	$2,085,140

Net sales by segment
Retail Segment	$1,095,191	$1,089,022	$2,058,626	$1,946,508
Wholesale Segment	59,421	58,764	125,071	120,873
Nuuly Segment	28,776	9,939	51,625	17,759
Total Company	$1,183,388	$1,157,725	$2,235,322	$2,085,140

For the three months ended July 31, 2022, the gross profit rate decreased by 595 basis points compared to the prior year’s comparable period. Gross profit dollars decreased 13.9% to $374.6 million. The decrease in gross profit rate and dollars was primarily due to higher markdowns at all three brands as compared to record low markdown rates in the comparable prior year quarter. Lower initial merchandise markups driven largely by higher inbound transportation expenses further contributed to the deleverage. Additionally, higher carrier fuel surcharges resulted in a deleverage in delivery expense.

For the six months ended July 31, 2022, the gross profit rate decreased by 407 basis points compared to the prior year’s comparable period. Gross profit dollars decreased 5.2% to $697.9 million. The decrease in gross profit rate and dollars was primarily due to higher markdowns at all three brands and lower initial merchandise markups driven largely by higher inbound transportation expenses.

As of July 31, 2022, total inventory increased by $214.3 million, or 44.4%, on a year-over-year basis. Retail segment inventory at cost increased by 42% and Wholesale segment inventory increased by 64%. The increase in inventory for both segments was driven by higher inbound transportation expenses, planned earlier receipts to protect sales against a volatile supply chain, as well as excess product in certain categories and classes.

For the three months ended July 31, 2022, selling, general and administrative expenses increased by $19.3 million, or 7.2%, compared to the prior year’s comparable period, and expressed as a percentage of net sales, deleveraged 113 basis points. The deleverage in SG&A as a rate to sales and growth in SG&A dollars was primarily related to store payroll expenses due to increased store associate hours to support increased customer traffic as well as higher average wages in order to attract and retain employees.

For the six months ended July 31, 2022, selling, general and administrative expenses increased by $69.2 million, or 13.9%, compared to the prior year’s comparable period, and expressed as a percentage of net sales, deleveraged 150 basis points. The deleverage in SG&A as a rate to sales and growth in SG&A dollars was primarily related to the increased penetration of retail store sales in the current year as we incurred higher store payroll expenses to support the retail store sales growth in the six months ended July 31, 2022.

The Company’s effective tax rate for the three months ended July 31, 2022 was 28.8%, compared to 22.4% in the prior year period. The Company’s effective tax rate for the six months ended July 31, 2022 was 28.8%, compared to 23.8% in the prior year period. The increase in the effective tax rate for the three and six months ended July 31, 2022, was attributable to the ratio of foreign taxable earnings to global taxable earnings, tax rate law changes and the prior year favorable impact of equity activity.

Net income for the three months ended July 31, 2022 was $59 million and earnings per diluted share were $0.64. Net income for the six months ended July 31, 2022 was $91 million and earnings per diluted share were $0.96.

On August 22, 2017, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program. On June 4, 2019, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a new share repurchase program. During the six months ended July 31, 2022, the Company repurchased and subsequently retired 4.7 million common shares for approximately $112 million. As of July 31, 2022, 19.2 million common shares were remaining under the program.

During the six months ended July 31, 2022, the Company opened a total of 16 new retail locations including: 11 Free People Group stores (including 6 FP Movement stores), 2 Urban Outfitters stores, 2 Anthropologie Group stores and 1 Menus & Venues restaurant; and closed 4 retail locations including: 2 Urban Outfitters stores, 1 Free People Group store and 1 Anthropologie Group store. During the six months ended July 31, 2022, 2 Urban Outfitters franchisee-owned stores and 1 Anthropologie Group franchisee-owned store were opened.

Urban Outfitters, Inc. offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 261 Urban Outfitters stores in the United States, Canada and Europe and websites; 239 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 183 Free People stores in the United States, Canada and Europe, catalogs and websites, 11 Menus & Venues restaurants, 4 Urban Outfitters franchisee-owned stores and 2 Anthropologie Group franchisee-owned stores as of July 31, 2022. Free People, FP Movement and Urban Outfitters wholesale sell their products through department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

A conference call will be held today to discuss second quarter results and will be webcast at 5:15 pm. ET at: https://edge.media-server.com/mmc/p/zw4d3fuy

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the impacts of public health crises such as the coronavirus (COVID-19) pandemic, overall economic and market conditions (including current levels of inflation) and worldwide political events and the resultant impact on consumer spending patterns and our pricing power, the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, the effects of the implementation of the United Kingdom's withdrawal from membership in the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions and legal or regulatory changes, any effects of war (including geopolitical instability), terrorism and civil unrest, natural disasters, severe or unseasonable weather conditions (including as a result of climate change) or public health crises, increases in labor costs, raw material costs and transportation costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, response to new concepts, our ability to integrate acquisitions, risks associated with digital sales, our ability to maintain and expand our digital sales channels, any material disruptions or security breaches with respect to our technology systems, the departure of one or more key senior executives, import risks (including any shortage of transportation capacities or delays at ports), changes to U.S. and foreign trade policies (including the enactment of tariffs, border adjustment taxes or increases in duties or quotas), the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, failure of our manufacturers and third-party vendors to comply with our social compliance program, risks related to environmental, social and governance activities, changes in our effective income tax rate, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in our filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2022	2021	2022	2021

Net sales	$1,183,388	$1,157,725	$2,235,322	$2,085,140
Cost of sales	808,836	722,460	1,537,469	1,349,224
Gross profit	374,552	435,265	697,853	735,916
Selling, general and administrative expenses	288,734	269,412	565,798	496,560
Income from operations	85,818	165,853	132,055	239,356
Other loss, net	(2,262)	(1,797)	(4,251)	(1,952)
Income before income taxes	83,556	164,056	127,804	237,404
Income tax expense	24,083	36,794	36,798	56,595
Net income	$59,473	$127,262	$91,006	$180,809

Net income per common share:
Basic	$0.64	$1.29	$0.97	$1.84
Diluted	$0.64	$1.28	$0.96	$1.82

Weighted-average common shares outstanding:
Basic	93,041,310	98,315,441	94,240,412	98,213,555
Diluted	93,648,214	99,601,292	94,977,505	99,463,468

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	68.3%	62.4%	68.8%	64.7%
Gross profit	31.7%	37.6%	31.2%	35.3%
Selling, general and administrative expenses	24.4%	23.3%	25.3%	23.8%
Income from operations	7.3%	14.3%	5.9%	11.5%
Other loss, net	(0.2%)	(0.1%)	(0.2%)	(0.1%)
Income before income taxes	7.1%	14.2%	5.7%	11.4%
Income tax expense	2.1%	3.2%	1.6%	2.7%
Net income	5.0%	11.0%	4.1%	8.7%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	July 31,	January 31,	July 31,
	2022	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$91,665	$206,575	$464,811
Marketable securities	160,020	239,420	156,982
Accounts receivable, net of allowance for doubtful accounts of $1,201, $1,348 and $1,302, respectively	97,374	63,760	94,402
Inventory	697,474	569,699	483,148
Prepaid expenses and other current assets	220,901	206,293	196,070
Total current assets	1,267,434	1,285,747	1,395,413
Property and equipment, net	1,150,247	1,145,085	1,047,751
Operating lease right-of-use assets	927,685	1,000,255	1,068,919
Marketable securities	152,528	223,557	113,249
Deferred income taxes and other assets	155,538	136,703	117,556
Total Assets	$3,653,432	$3,791,347	$3,742,888

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$347,805	$304,246	$240,245
Current portion of operating lease liabilities	222,430	236,315	243,338
Accrued expenses, accrued compensation and other current liabilities	396,650	440,912	462,782
Total current liabilities	966,885	981,473	946,365
Non-current portion of operating lease liabilities	868,686	951,080	1,030,212
Deferred rent and other liabilities	110,669	113,054	96,891
Total Liabilities	1,946,240	2,045,607	2,073,468

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 92,173,342, 96,431,044 and 98,357,090 shares issued and outstanding, respectively	9	10	10
Additional paid-in-capital	—	—	26,581
Retained earnings	1,757,368	1,770,560	1,655,917
Accumulated other comprehensive loss	(50,185)	(24,830)	(13,088)
Total Shareholders’ Equity	1,707,192	1,745,740	1,669,420
Total Liabilities and Shareholders’ Equity	$3,653,432	$3,791,347	$3,742,888

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(amounts in thousands)

(unaudited)

	Six Months Ended
	July 31,
	2022	2021
Cash flows from operating activities:
Net income	$91,006	$180,809
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	52,383	51,223
Non-cash lease expense	94,821	95,097
Provision (benefit) for deferred income taxes	6,136	(1,275)
Share-based compensation expense	14,109	11,968
Loss on disposition of property and equipment, net	284	121
Changes in assets and liabilities:
Receivables	(34,607)	(4,349)
Inventory	(134,092)	(93,049)
Prepaid expenses and other assets	(36,593)	4,272
Payables, accrued expenses and other liabilities	37,088	61,586
Operating lease liabilities	(122,198)	(111,210)
Net cash (used in) provided by operating activities	(31,663)	195,193
Cash flows from investing activities:
Cash paid for property and equipment	(105,652)	(105,624)
Cash paid for marketable securities	(22,973)	(165,927)
Sales and maturities of marketable securities	164,314	148,582
Net cash provided by (used in) investing activities	35,689	(122,969)
Cash flows from financing activities:
Proceeds from the exercise of stock options	376	2,815
Share repurchases related to share repurchase program	(112,016)	—
Share repurchases related to taxes for share-based awards	(6,668)	(7,562)
Net cash used in financing activities	(118,308)	(4,747)
Effect of exchange rate changes on cash and cash equivalents	(628)	1,699
(Decrease) increase in cash and cash equivalents	(114,910)	69,176
Cash and cash equivalents at beginning of period	206,575	395,635
Cash and cash equivalents at end of period	$91,665	$464,811